UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 17, 2012

NATIONAL HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30929 (Commission File Number)	13-4087132 (IRS Employer Identification No.)

120 Broadway, 27th Floor, New York, NY  10271
(Address of Principal Executive Offices)

(212) 417-8000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.            Entry into a Material Definitive Agreement.

On July 17, 2012, National Holdings Corporation (the “Company”) entered into a letter agreement (the “Agreement”) by and among National Securities Growth Partners, LLC (“NSGP”), St. Cloud Capital Partners II, LP (“St. Cloud”) and the Company to provide for a 195-day extension of payment on a $3,000,000 Senior Subordinated Convertible Promissory Note (the “Note”) that was due on June 30th, 2012.  Pursuant to the Agreement, the Note will become due on January 31, 2013.  St. Cloud will receive from the Company a $1.2 million payment on the Note, and the Company will grant St. Cloud, among other things, a general security interest in certain assets of the Company.  The Company will receive a $2,000,000 investment, a portion of which will be used to pay St. Cloud and the remainder will be used for working capital purposes. In addition, NSGP agreed to extend the term of its 6% subordinated convertible promissory note so that the variance of the maturity date with that of the Note is always six months.

The Company, St. Cloud and NSGP intend to memorialize the terms of the Agreement by amending the Note and entering into a security agreement.

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Agreement, Leonard J. Sokolow resigned as President of the Company effective July 17, 2012.  He remains a member of the Board of Directors and the Company intends to enter into a consulting agreement with Mr. Sokolow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Holdings Corporation (Registrant)

Date: July 23, 2012

	By:	/s/ Mark Goldwasser
Mark Goldwasser
Chief Executive Officer